Execution Copy


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                          GREENWICH AIR SERVICES, INC.
                            CONDOR ACQUISITION CORP.
                                       AND
                                UNC INCORPORATED


                            Dated as of March 9, 1997

                               TABLE OF CONTENTS
                               [TO BE CONFORMED]

                                                                          PAGE
                                                                          ----
      ARTICLE I

      ARTICLE II
            Section 2.1. The Merger.......................................-12-
            Section 2.2. Conversion of Securities.........................-13-
            Section 2.3. Surrender of Certificates: Stock Transfer Books..-14-
            Section 2.4. Transfer Taxes...................................-15-
            Section 2.5. Stock Options....................................-15-

      ARTICLE III
            Section 3.1. Stockholder Approvals............................-16-
            Section 3.2. Effective Time of the Merger.....................-16-

      ARTICLE IV
            Section 4.1. Organization and Authority of the Greenwich and
                         Merger Sub.......................................-16-
            Section 4.2. Authority Relative to this Agreement.............-17-
            Section 4.3. Consents and Approvals: No Violations............-17-
            Section 4.4. Fees and Expenses of Brokers and Others..........-18-
            Section 4.5. Accuracy of Information .........................-18-
            Section 4.6. GE-Greenwich Merger Agreement....................-18-

      ARTICLE V
            Section 5.1. Organization and Authority of the UNC Companies..-18-
            Section 5.2. Capitalization...................................-19-
            Section 5.3. Authority Relative to this Agreement.............-20-
            Section 5.4. Consents and Approvals: No Violations............-20-
            Section 5.5. Reports and Financial Statements.................-21-
            Section 5.6. Absence of Certain Events........................-22-
            Section 5.7. UNC Proxy Statement..............................-22-
            Section 5.8. Litigation.......................................-22-
            Section 5.9. Title to and Sufficiency of Assets...............-23-

            Section 5.10. Contracts.......................................-23-
            Section 5.11. Labor Matters...................................-24-
            Section 5.12. Employee Benefit Plans..........................-25-
            Section 5.13. Tax Matters.....................................-27-
            Section 5.14. Insurance and Reinsurance.......................-28-
            Section 5.15. Officers' and Directors' Liability Insurance....-28-
            Section 5.16. Compliance with Law.............................-28-
            Section 5.17. Environmental Matters...........................-29-
            Section 5.18. Transactions With Affiliates....................-29-
            Section 5.19. Fees and Expenses of Brokers and Others.........-29-
            Section 5.20. Accuracy of Information.........................-29-
            Section 5.21. Absence of Undisclosed Liabilities..............-30-
            Section 5.22. Opinion of Financial Advisor....................-30-
            Section 5.23. DGCL Section 203................................-30-

      ARTICLE VI
            Section 6.1. Conduct of the Businesses of UNC and Greenwich...-30-
            Section 6.2. No Solicitation..................................-33-
            Section 6.3. The UNC Proxy Statement..........................-33-
            Section 6.4. Access to Information: Confidentiality Agreements-34-
            Section 6.5. Best Efforts.....................................-34-
            Section 6.6. Consents.........................................-35-
            Section 6.7. Public Announcements.............................-35-
            Section 6.8. [Intentionally omitted]

            Section 6.9.  Indemnification: Insurance......................-35-
            Section 6.10. Board of Directors Approval.....................-36-
            Section 6.11. UNC Stock Options...............................-36-
            Section 6.12. Best Efforts, etc...............................-36-
            Section 6.13. HSR Act.........................................-36-
            Section 6.14. Interim Financials..............................-36-
            Section 6.15. Material Events.................................-36-
            Section 6.16. Rights Agreement................................-36-
            Section 6.17. Reversion to Prior Agreement....................-37-
            Section 6.18. Amendment of GE-Greenwich Merger Agreement......-37-

      ARTICLE VII
            Section 7.1. Greenwich Stockholder Approval...................-37-
            Section 7.2. UNC Stockholder Approval.........................-38-
            Section 7.3. Absence of Order.................................-38-
            Section 7.4. Certain Approvals................................-38-
            Section 7.5. Other Consents and Approvals.....................-38-

      ARTICLE VIII

            Section 8.1. Representations and Warranties True..............-38-
            Section 8.2. UNC's Performance................................-38-
            Section 8.3. Resignation......................................-38-
            Section 8.4. Certificates.....................................-39-
            Section 8.5. SERP Termination.................................-39-
            Section 8.6. Consummation of the GE/Greenwich Merger..........-39-

      ARTICLE IX
            Section 9.1. Representations and Warranties True..............-39-
            Section 9.2. Greenwich's and Merger Sub's Performance.........-39-
            Section 9.3. Certificates.....................................-39-
            Section 9.4. Modification and Assumption of SERP/CIC Payments.-39-

      ARTICLE X
            Section 10.1. Time and Place..................................-40-

      ARTICLE XI
            Section 11.1. Termination.....................................-40-
            Section 11.2. Effect of Termination...........................-41-
            Section 11.3. Termination Payments and Expenses...............-41-

      ARTICLE XII
            Section 12.1. Expenses........................................-42-
            Section 12.2. No Survival of Representations and Warranties...-43-
            Section 12.3. Headings........................................-43-
            Section 12.4. Notices.........................................-43-
            Section 12.5. Assignment......................................-44-
            Section 12.6. Complete Agreement..............................-44-
            Section 12.7. Modifications, Amendments and Waivers...........-44-
            Section 12.8. Counterparts....................................-44-
            Section 12.9. Governing Law...................................-44-
            Section 12.10.Accounting Terms................................-45-
            Section 12.11.Severability....................................-45-
            Section 12.12.Schedules to Prior Agreement....................-45-

                                    SCHEDULES

Schedule 1.18   Knowledge of Greenwich
Schedule 1.19   Knowledge of UNC
Schedule 1.26A  Partnerships of Greenwich
Schedule 1.26B  Partnerships of UNC
Schedule 1.28   Plan of Merger
Schedule 1.38A  Subsidiaries of Greenwich
Schedule 1.38B  Subsidiaries of UNC
Schedule 3.1A   Certain Shareholders of UNC
Schedule 3.1B   Form of UNC Shareholder Letter
Schedule 4.2    Greenwich Options, Warrants, Subscriptions or Other Rights
Schedule 4.4    Greenwich Required Consents
Schedule 4.10   Tax Matters Concerning Greenwich
Schedule 5.2    UNC Outstanding Options, Warrants, Subscriptions or Other Rights
Schedule 5.4    UNC Required Consents
Schedule 5.6    Adverse Changes Affecting UNC
Schedule 5.8    UNC Litigation
Schedule 5.9    Certain Permitted Liens
Schedule 5.11   UNC Labor Matters
Schedule 5.12   UNC Benefit Plans
Schedule 5.13   Tax Matters Concerning UNC
Schedule 5.15   Transactions With Affiliates by UNC
Schedule 6.8A   Certain Agreements to be Terminated Prior to Closing
Schedule 6.8B   Amendments to Certain Leases to be Effected Before Closing
Schedule 6.9    Form of UNC Affiliate Letter
Schedule 6.14   Certain UNC Shareholders

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into and executed this 9th day of March 1997, by and between GREENWICH AIR SERVICES, INC., a Delaware corporation ("Greenwich"), CONDOR ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Greenwich ("Merger Sub"), and UNC INCORPORATED, a Delaware corporation ("UNC"), amends and restates in its entirety that certain Agreement and Plan of Reorganization, dated as of February 13, 1997 (the "Agreement Date") by and between Greenwich and UNC (the "Prior Agreement").

                                    RECITALS

      Greenwich and UNC have heretofore entered into the Prior Agreement, pursuant to which Greenwich agreed (subject to the terms and conditions set forth therein) to acquire all of the outstanding "UNC Common Stock Equivalents" (which term includes issued and outstanding shares of UNC Common Stock and shares of UNC Common Stock issuable upon conversion of shares of UNC Class B Preferred Stock and the exercise of currently outstanding options to acquire shares of UNC Common Stock) at a value of not less than $14.00 per UNC Common Stock Equivalent (subject to adjustment) in a merger of UNC with and into Condor. The consideration payable to the holders of UNC Common Stock Equivalents pursuant to the Prior Agreement was payable in shares of Greenwich Class B Common Stock or, to the extent elected by each such holder (and subject to the limitations contained in the Prior Agreement), in cash at the rate of $14.00 per UNC Common Stock Equivalent.

      Simultaneously with the execution of this Agreement, Greenwich is entering into the GE-Greenwich Merger Agreement (as defined below), pursuant to which GE has agreed (subject to the conditions therein set forth) to acquire all of the issued and outstanding common stock of Greenwich.

      In connection with the foregoing transaction, the Boards of Directors of Greenwich and UNC have determined that it is in the best interests of the respective stockholders of Greenwich and UNC, and accordingly Greenwich and UNC have agreed, to amend and restate the Prior Agreement to provide for the acquisition by Greenwich of all outstanding UNC Common Stock Equivalents for cash at the rate of $15.00 per UNC Common Stock Equivalent, all on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      In addition to the other terms defined in this Agreement, as used herein, the following terms shall have the meanings set forth below:

      Section 1.1. "Agreement" shall mean this Amended and Restated Agreement and Plan of Merger (including the Recitals hereto), together with the Certificate of Merger and other Exhibits and Schedules attached hereto, as amended from time to time in accordance with the terms hereof.

      Section 1.2. "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

      Section 1.3. "Affiliated Group" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any domestic or foreign Tax law) of which any of UNC and UNC Subsidiaries or Greenwich and Greenwich Subsidiaries are members.

      Section 1.4. "AlliedSignal Agreements" shall mean the collective reference to the following agreements, as amended from time to time: (a) the Asset and Stock Purchase Agreement, dated May 26, 1994 between LDC Aviation Services, Inc. ("Garrett") and AlliedSignal Corporation ("AlliedSignal"); (b) the agreement dated April 25, 1996 between UNC and AlliedSignal, which expires on December 31, 1997 and authorizes UNC to perform repairs on certain AlliedSignal parts and components; and (c) the operating agreement dated June 24, 1994 between Garrett and AlliedSignal expiring June 30, 2009; copies of all of which AlliedSignal Agreements have been furnished to Greenwich.

      Section 1.5. "Audited 1996 Statements" shall mean the audited consolidated balance sheet as at December 31, 1996 of the UNC Companies, together with the related audited consolidated statement of income, statement of cash flows and statement of stockholders' equity, and with all applicable notes and schedules, all of which, when issued will have been audited by the UNC Auditors, in accordance with GAAP and Regulation S-X, as promulgated under the Securities Act.

      Section 1.6. "Certificate of Merger" shall mean the certificate of merger to be filed by the Constituent Corporations, in form and content reasonably satisfactory to counsel to UNC and Greenwich.

      Section 1.7. "Closing" shall have the meaning given in Section 10.1, and the term "Closing Date" shall mean the date on which the Closing occurs.

      Section 1.8. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

      Section 1.9. "Confidentiality Agreement" shall mean the Confidentiality Agreement dated November 8, 1996 between UNC and Greenwich.

      Section 1.10. "Constituent Corporations" shall mean UNC and Merger Sub, which shall be the parties to the Merger.

      Section 1.11. "Contract" shall mean any contract, agreement, lease, license, arrangement, understanding, relationship or commitment, written or oral.

      Section 1.12. "DGCL" shall mean the Delaware General Corporation Law, as amended.

      Section 1.13. "J.P. Morgan" shall mean J.P. Morgan Securities Inc., financial advisors to UNC.

      Section 1.14. "Effective Time" has the meaning given in Section 3.2.

      Section 1.15. "Employee Plan Event" shall mean, with respect to any Employee Plan relating to the operations of any of the UNC Companies, any of the events described in clauses (i) through (xi) below, in each case, as of the date hereof and as of the Closing Date, as applicable:

            (i) a "reportable event" (within the meaning of Section 4043 of ERISA) for which the requirement of notice within 30 days to the PBGC is not waived or which is described in 29 C.F.R. Section 2615.12 or 2615.15;

            (ii) the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code;

            (iii) the provision by the administrator of any plan pursuant to
      Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 401(c) of ERISA;

            (iv) the withdrawal from any plan during a plan year by a "substantial employer" as defined in Section 4001(a)(2) of ERISA resulting in liability pursuant to Section 4062(e) or Section 4063 of ERISA;

            (v) the institution by the PBGC of proceedings to terminate any plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination or the appointment of a trustee to administer, any plan;

            (vi) the imposition of liability pursuant to Section 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

            (vii) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any multiemployer plan if there is any potential liability therefor, or the receipt of notice from any multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

            (viii) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, 502(c), 504(1) or 4071 of ERISA in respect of any plan;

            (ix) the assertion of a material claim (other than routine claims for benefits) against any plan other than a multiemployer plan or the assets of any plan, or against the plan sponsor in connection with any such plan;

            (x) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to qualify for exemption from taxation under Section 501(a) of the Code;

            (xi) the imposition of a lien on any assets of the person maintaining or contributing to any plan pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

      Section 1.16. "Employee Plan" shall mean, as of the date hereof and as of the Closing Date, as applicable, any plan, contract, commitment, program, policy, arrangement, understanding or practice providing benefits to any employee, former employee, director or agent of any of the UNC Companies (whether or not the Person maintains, contributes to, or is bound by any such plan, contract, commitment, program, policy, arrangement, understanding or practice, or under which any of the UNC Companies contributes, has contributed or has any obligation to contribute), including, without limitation (i) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (ii) any profitsharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement, understanding or practice,
(iii) any plan, contract, commitment, program, policy, arrangement, understanding or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, (iv) any Pension Plan, and (v) any Multiemployer Plan.

      Section 1.17. "Environmental Assessment" shall mean any one or more reviews, studies and/or reports by an independent environmental consultant, which may include, without limitation, one or more Phase I and/or Phase II studies, updates thereof, compliance audits, health and safety audits, and related testing for hazardous substances, toxic substances, hazardous wastes and/or toxic pollutants (as defined under Environmental Laws), for the purpose of determining whether any of the UNC Companies is in compliance with Environmental Laws, and/or whether there exists any condition or circumstance which authorizes or may require any corrective action, cleanup, removal or other remedial action under Environmental Laws on the part of any of the UNC Companies or any Real Estate owned or leased by any of the UNC Companies.

      Section 1.18. "Environmental Laws" shall mean and include all federal, state and local laws, statutes, regulations, permits, orders, ordinances, codes, rules and other governmental restrictions, requirements and duties, including common law, relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including, without limitation, the Clean Air Act Amendments of 1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and similar state laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect.

      The terms "hazardous substances", "release", "respond", "response", and all variations and derivatives thereof shall mean and include, without limitation, all radioactive materials, asbestos and asbestos-containing materials, PCBs, petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as "hazardous substances", "toxic substances", "hazardous waste", "toxic pollutants" in, or otherwise regulated under any Environmental Law, including, without limitation, the meanings ascribed to them in CERCLA.

      Section 1.19. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      Section 1.20. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      Section 1.21. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

      Section 1.22. "GE" shall mean General Electric Company, a New York corporation.

      Section 1.23. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

      Section 1.24. "Greenwich" shall mean Greenwich Air Services, Inc., a Delaware corporation.

      Section 1.25. "Greenwich Class A Stock" shall mean the Class A voting common stock, $.01 par value per share, of Greenwich.

      Section 1.26. "Greenwich Class B Stock" shall mean the Class B nonvoting common stock of Greenwich, $.01 par value per share.

      Section 1.27. "GE/Greenwich Merger" shall mean the merger of Greenwich with and into GE or a wholly-owned subsidiary of GE pursuant to the GE-Greenwich Merger Agreement.

      Section 1.28. "GE-Greenwich Merger Agreement" shall mean the Agreement and Plan of Merger, dated March 9, 1997, among GE, GB Merger Corp., a wholly-owned subsidiary of GE ("Mergerco"), and Greenwich pursuant to which it is contemplated that as at the effective time of the GE/Greenwich Merger, Greenwich will be merged with and into Mergerco, with Mergerco as the surviving corporation of such GE/Greenwich Merger; a true copy of which GE-Greenwich Merger Agreement has been furnished to UNC.

      Section 1.29. "Indebtedness" shall mean, with respect to UNC, any UNC Subsidiary and the UNC Companies, as a consolidated whole, as applicable (a) all indebtedness, whether or not contingent, for borrowed money, (b) all obligations for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the ordinary course of business,
(c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within their control, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner or in effect guaranteed directly or indirectly through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including, without limitation, accounts and contract rights) owned, even though payment of such Indebtedness has not been assumed or become a liability.

      Section 1.30. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      Section 1.31. "IRS" shall mean the Internal Revenue Service.

      Section 1.32. "Knowledge of Greenwich" shall mean the actual knowledge, after due inquiry, of those officers Greenwich identified in Schedule 1.45.

      Section 1.33. "Knowledge of UNC" shall mean the actual knowledge, after due inquiry, of those officers of UNC identified in Schedule 1.46.

      Section 1.34. "Law" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

      Section 1.35. "Merger" shall have the meaning given in Section 2.1.

      Section 1.36. "Merger Consideration" means the amounts payable to holders of shares of UNC Stock as described in Section 2.2.

      Section 1.37. "Multiemployer Plan" shall mean an Employee Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, to which any of the Sellers or Businesses contributes or has contributed or has or has had an obligation to contribute.

      Section 1.38. "Nasdaq" shall mean The Nasdaq National Market.

      Section 1.39. "NYSE" shall mean The New York Stock Exchange, Inc.

      Section 1.40. "Partnership" shall mean any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest (collectively, "Partnerships"), all of such Partnerships of Greenwich being listed on Schedule 1.53A attached hereto and all of such Partnerships of UNC being listed on Schedule 1.53B attached hereto.

      Section 1.41. "Pension Plan" shall mean an Employee Plan, other than a Multiemployer Plan, that is either (a) covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code, or (b) an Employee Plan in the nature of a defined contribution or defined benefit pension plan under the laws of the United Kingdom and/or Scotland.

      Section 1.42. "Person" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

      Section 1.43. "Permits" shall mean permits, licenses and governmental authorizations, registrations and approvals.

      Section 1.44. "Real Estate" shall mean, with respect to any of the UNC Companies, as applicable, all of the fee or leasehold ownership right, title and interest of such UNC Company, in and to all real estate and improvements owned or leased by any of the UNC Companies and which is used by any of the UNC Companies in connection with the operation of the UNC Businesses, including without limitation, all of the real estate and improvements described on
Schedule 1.60.

      Section 1.45. "Schedules" shall mean the confidential disclosure schedules prepared by UNC and Greenwich, respectively, annexed (or deemed annexed pursuant to Section 12.12) to this Agreement and made a part hereof, as the same may be modified or updated by agreement of the parties through and including the Closing Date. A disclosure contained in any one Schedule shall be deemed to be a disclosure for any and all purposes hereunder.

      Section 1.46. "SEC" shall mean the Securities and Exchange Commission.

      Section 1.47. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Section 1.48. "Series B Preferred Stock Purchase Agreement" shall mean the securities purchase agreement, dated as of October 4, 1995 between UNC and Network m Holdings, LDC, Gildea Investment Company, Iron City Partners, Inc., Ariel Fund Ltd. and Pequod Investments, L.P., pursuant to which UNC sold for $25 million an aggregate of 250,000 shares of UNC Series B Preferred Stock.

      Section 1.49. "Stock Options" shall mean the collective reference to (a) the various types of UNC stock options which are authorized for issuance under the Stock Option Plans, (b) the outstanding warrants to purchase shares of UNC Common Stock, all of which are reflected on Schedule 5.2, and (c) the right to acquire shares of UNC Common Stock pursuant to the 7-1/2% UNC Convertible Debentures.

      Section 1.50. "Stock Option Plans" shall mean the individual and collective reference to all qualified and nonqualified stock option plans, incentive stock option plans, non-employee directors' stock option plans and other rights to purchase shares of UNC Common Stock granted to employees, and which are summarized and disclosed on Schedule 5.2.

      Section 1.51. "Subsidiary" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly Through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, and (ii) each other corporate entity which constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively, "Subsidiaries"), all of the Subsidiaries of Greenwich being listed on Schedule 1.39 and all of the Subsidiaries of UNC being listed on
Schedule 1.84.

      Section 1.52. "Stockholders' Meeting" shall mean the special or annual meeting of stockholders of UNC called pursuant to Section 3.1 to consider and approve the transactions contemplated herein, and any adjournments thereof.

      Section 1.53. "UNC" shall mean UNC Incorporated, a Delaware corporation.

      Section 1.54. "Businesses" shall mean, as of the specific date referenced, the collective reference to the UNC Garrett Business, the UNC Manufacturing Business and the UNC Lear Siegler Business, as presently conducted by the UNC Companies and their respective business operations.

      Section 1.55. "UNC Common Stock" shall mean the Common Stock, $0.20 par value per share, of UNC.

      Section 1.56. "UNC Companies" shall mean UNC, its Subsidiaries and the Partnerships in which it has an interest.

      Section 1.57. "UNC Financial Statements" shall mean (a) the audited consolidated balance sheet of UNC as of December 31,1995, and the audited consolidated statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, together with the notes thereto, and (b) the UNC SEC Reports, true and correct copies of which have been provided to Greenwich by UNC.

      Section 1.58. "UNC Garrett Business" shall mean the overhaul, maintenance and repair of gas turbine aircraft and aircraft engines and accessories, airframe retrofits and completion and spare parts distribution, primarily for business aircraft.

      Section 1.59. "UNC Lear Siegler Business" shall mean the provision of contract services to United States and foreign military and other government agencies, consisting primarily of aircraft maintenance and pilot training.

      Section 1.60. "UNC Manufacturing Business" shall mean the provision of specialized aviation product manufacturing and repair services on an outsourced basis for the major engine and airframe OEMs and the provision of manufactured products and repairs directly to the United States military.

      Section 1.61. "UNC Material Adverse Effect" shall mean any circumstances, change in, or effect on, the UNC Companies, when taken as a consolidated whole, or affecting the UNC Garrett Business, the UNC Lear Siegler Business or the UNC Manufacturing Business, whether individually or collectively as to any one or more of such UNC Businesses, which is, or could reasonably be expected to in the future be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial budgets and forecasts or the business prospects and condition (financial or otherwise) of the UNC Companies or any one or more of UNC Businesses, whether individually or taken as a consolidated whole with respect to the UNC Companies.

      Section 1.62. "UNC Material Contracts" shall mean the types of Contracts referred to in Section 5.10 of this Agreement to which UNC or any of UNC Subsidiaries is a party signatory, including, without limitation, the AlliedSignal Agreements.

      Section 1.63. "UNC Notes" shall mean the collective reference to (a) UNC's 9-1/8% $100 million principal amount Senior Notes Due 2003 (the "9-1/8% UNC Notes"), (b) UNC's 11% $125 million principal amount Senior Subordinated Notes Due 2006 (the "11% UNC Notes"), and (c) UNC's 7-1/2% $64.8 million Junior Convertible Subordinated Debentures Due 2006 (the "7-1/2% UNC Convertible Debentures").

      Section 1.64. "UNC Preferred Stock" shall mean the collective reference to 12,000,000 authorized shares of UNC preferred stock, $1.00 par value per share, of which (a) 250,000 shares of Series A Junior Participating Preferred Stock are authorized for issuance, (b) 250,000 shares of UNC Series B Preferred Stock are authorized, and (c) 250,000 of Series C Senior Cumulative Preferred Stock are authorized.

      Section 1.65. "UNC Proxy Statement" shall mean the UNC Proxy Statement to be distributed by UNC to its stockholders in connection with the matters to be voted upon at the UNC Stockholders Meeting, as contemplated by Section 3.1.

      Section 1.66. "UNC SEC Reports" shall mean (a) UNC's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, and (b) all other documents, reports and registration statements filed by UNC with the SEC pursuant to the Exchange Act and the Securities Act.

      Section 1.67. "UNC Series B Preferred Stock" shall mean the 250,000 authorized, issued and outstanding shares of Series B senior cumulative convertible UNC Preferred Stock, par value $1.00 per share.

      Section 1.68. "UNC Stock" shall mean UNC Common Stock or UNC Series B Preferred Stock.

      Section 1.69. "UNC Subsidiary" or "UNC Subsidiaries" shall mean the singular or plural reference, as the case may be, to any one or more direct or indirect Subsidiaries of UNC, all of which are listed (including their states of incorporation and percentage of outstanding capital stock directly or indirectly beneficially owned by UNC) on Schedule 1.84.

      Section 1.70. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

      Section 1.71. "Tax Return" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the UNC Benefit Plans.

      Section 1.72. "Salomon" shall mean Salomon Brothers Inc. financial advisors to Greenwich.

      Section 1.73. "UNC 1996 Management Statements" shall mean the unaudited financial statements of UNC included in confidential Annex 1.73 to this Agreement.

                                   ARTICLE II
                                   THE MERGER

      Section 2.1. The Merger.

            (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into UNC (the "Merger") and the separate existence of Merger Sub shall thereupon cease, with UNC being the surviving corporation in the Merger (the "Surviving Corporation"). Upon the effectiveness of the Merger, UNC shall possess all of the rights, privileges, powers and franchises of all of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, of or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any Real Estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

            (b) The Certificate of Merger shall be in form and substance satisfactory to the parties hereto and their respective legal counsel.

            (c) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

            (d) The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

            (e) The entire board of directors of the Surviving Corporation shall consist of (i) the existing directors of Merger Sub at the Effective Time or
(ii) such other Persons as shall be determined solely by GE pursuant to the terms and conditions of the GE-Greenwich Merger Agreement (the "Surviving Corporation Board"). The members of the Surviving Corporation Board shall serve until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law. All of the members of the Board of Directors of UNC shall tender their written resignations effective as of the Effective Time.

            (f) The officers of the Surviving Corporation shall initially consist of the persons listed in Schedule 2.1(f) or such other persons acceptable to the Surviving Corporation Board; which officers shall serve until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            (g) Restructuring. The parties agree that, at the request of Greenwich, one or more other Persons may be added or substituted as Constituent Corporations, and that a Constituent Corporation other than UNC may be designated as the Surviving Corporation, in the Merger, provided that there is no diminution or impairment of the rights and benefits inuring to the benefit of the stockholders, officers, or directors of UNC hereunder and no increase in the obligations or potential obligations of any of the foregoing as a result thereof.

      Section 2.2. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, UNC, or any holder of the securities of either:

            (a) Common Shares. Each share of UNC Common Stock issued and outstanding immediately before the Effective Time (other than Treasury Shares to be canceled pursuant to Section 2.2(c) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash (the "Merger Consideration") payable, without interest, to the holder of such share upon surrender, in the manner provided in Section 2.3, of the certificate that formerly evidenced such share.

            (b) Preferred Shares. Each share of UNC Series B Preferred Stock issued and outstanding immediately before the Effective Time shall be canceled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash multiplied by the number of shares (including any fraction of a share) of UNC Common Stock into which such share of UNC Series B Preferred Stock is convertible immediately before the Effective Time.

            (c) Treasury Shares. All issued and outstanding shares of UNC Stock which are held by IJNC, any Subsidiary of UNC, Greenwich, Merger Sub or any other Subsidiary of Greenwich ("Treasury Shares") shall be canceled and no consideration shall be issued in respect thereof.

            (d) Dissenting Shares. Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, shares of UNC Stock held by any holder who shall have taken the necessary steps under the DGCL to dissent and demand payment and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("Dissenting Shares"), shall not be converted into the right to receive Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of UNC, if required by the DGCL, or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal with the consent of UNC, if required by the DGCL, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration as provided above. UNC shall give Greenwich (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by UNC, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. UNC will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Greenwich, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under Section 262 of the DGCL.

            (e) Shares of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

      Section 2.3. Surrender of Certificates: Stock Transfer Books. (a) Before the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of UNC Stock in connection with the Merger. From and after the Effective Time Greenwich shall cause funds to be deposited with the Paying Agent sufficient to pay the amounts to which the holders of shares of UNC Stock shall become entitled pursuant to Section 2.2. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available to the SEC or otherwise).

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of UNC Stock entitled to receive the Merger Consideration pursuant to Section 2.2 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of UNC Stock ("UNC Certificates") shall pass, only upon proper delivery of the UNC Certificates to the Paying Agent) and instructions for use in effecting the surrender of the UNC Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a UNC Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such UNC Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of UNC

Stock formerly evidenced by such UNC Certificate, and such UNC Certificate shall then be cancelled. No interest shall accrue or benefit the holder of such UNC Certificate.

            (c) At any time after six (6) months from the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of UNC Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the UNC Certificates held by them.

            (d) After the Effective Time, there shall be no transfers on the stock transfer books of UNC of any shares of UNC Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, UNC Certificates are presented to Greenwich or UNC for transfer, they shall be cancelled and exchanged for payment of the applicable amount of Merger Consideration as provided in Section 2.2, in accordance with the procedures set forth in this Section 2.3.

            (e) Notwithstanding the foregoing, neither Greenwich nor UNC shall be liable to any holder of shares of UNC Common Stock or UNC Series B Preferred Stock for any payment of the per share cash portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 2.4. Transfer Taxes. If cash is to be paid to a person other than the holder in whose name the certificate representing shares of UNC Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

      Section 2.5. Stock Options. All unexercised UNC Stock Options which shall be outstanding as at the Effective Time shall be canceled and converted into the right to receive, in full consideration of such securities, a cash payment equal to the product of: (a) the aggregate number of shares of UNC Common Stock issuable upon exercise of such unexercised UNC Stock Options (the "Unexercised Option Shares") by (b) the difference between $15.00 and the applicable exercise price per share attributable to such Unexercised Option Shares (the "Spread").

                                   ARTICLE III
                              STOCKHOLDER APPROVAL

      Section 3.1. Stockholder Approvals.

            (a) Greenwich hereby covenants to UNC that Greenwich shall perform its obligations under the GE-Greenwich Merger Agreement with respect to the submission of the GE/Greenwich Merger Agreement for consideration and approval to the holders of shares of Greenwich Class A Stock.

            (b) This Agreement shall be submitted for consideration and approval to the holders of shares of UNC Common Stock, at a special or annual meeting of stockholders duly held for such purpose by UNC. UNC shall promptly take all steps necessary to duly call, give notice of, convene, and hold such meeting as soon as practicable following the date upon which the UNC Proxy Statement shall be approved by the SEC.

            (c) The UNC Board of Directors shall recommend that the UNC stockholders approve and adopt this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, and such recommendation shall be contained in the UNC Proxy Statement. The Greenwich Board of Directors shall recommend that the Greenwich stockholders entitled to vote thereon approve the GE-Greenwich Merger Agreement and the transactions contemplated thereby, and such recommendation shall be contained in the Proxy Statement of Greenwich in connection with the GE/Greenwich Merger.

      Section 3.2. Effective Time of the Merger. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII, and LO, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger shall become effective in accordance with the terms of the Certificate of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF GREENWICH AND MERGER SUB

      Each of Greenwich and Merger Sub represents and warrants to UNC as follows:

      Section 4.1. Organization and Authority of the Greenwich and Merger Sub. Each of Greenwich and Merger Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Greenwich and Merger Sub has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of Greenwich and Merger Sub is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the ability of each of Greenwich and Merger Sub to consummate the Merger.

      Section 4.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Greenwich and Merger Sub are within the corporate power of Greenwich and Merger Sub. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Greenwich and Merger Sub and no other corporate proceedings on the part of Greenwich and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the approval of the GE-Greenwich Merger Agreement by a majority of the total votes cast by holders of Greenwich Class A Stock). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Greenwich and Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by UNC) constitute or will constitute valid and binding agreements of Greenwich and Merger Sub, enforceable against Greenwich and Merger Sub in accordance with their respective terms, except to the extent that enforceability may be governed by equitable principles, applicable bankruptcy laws, and other rights affecting creditors generally.

      Section 4.3. Consents and Approvals: No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed in Schedule 4.4, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Greenwich and Merger Sub or for the consummation by Greenwich and Merger Sub of the transactions contemplated by this Agreement, where the failure to obtain such permit, authorization, consent or approval would have a material adverse effect on the ability of Greenwich and Merger Sub to consummate the Merger. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Greenwich and Merger Sub will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents of Greenwich or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of Greenwich or Merger Sub with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Greenwich or Merger Sub is a party or by which it or any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Greenwich or Merger Sub or any of their properties or assets, except. in the case of subsections (ii) or (iii) above, for violations, breaches or defaults that would not have a material adverse effect on the ability of Greenwich and Merger Sub to consummate the Merger and that will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.4. Fees and Expenses of Brokers and Others. None of Greenwich, Merger Sub or any Affiliates of Greenwich (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Greenwich has engaged Salomon to represent it as its financial advisor in connection with the transactions contemplated by this Agreement, and shall pay all of Salomon's fees and expenses in connection with such engagement.

      Section 4.5. Accuracy of Information . Neither this Agreement nor any other document provided by Greenwich or Merger Sub or their employees or agents to UNC in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

      Section 4.6. GE-Greenwich Merger Agreement. Greenwich has furnished to UNC a true and complete copy of the GE-Greenwich Merger Agreement, which GE/Greenwich Merger Agreement has been duly authorized by the Board of Directors of Greenwich, and to the Knowledge of Greenwich, by the Board of Directors of GE.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF UNC

      UNC represents and warrants to Greenwich and Merger Sub as follows:

      Section 5.1. Organization and Authority of the UNC Companies. Each of the UNC Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the UNC Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the UNC Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a UNC Material Adverse Effect.
Schedule 1.84 constitutes a true and complete list of all of the Subsidiaries of UNC, and Schedule 1.53B constitutes a true and complete list of all of the Partnerships in which UNC has an interest. The copies of the Amended and Restated Certificate of Incorporation and the Bylaws of UNC which have been delivered to Greenwich are complete and correct and in full force and effect on the date hereof.

      Section 5.2. Capitalization. The authorized capital stock of UNC consists of: (a) 12,000,000 authorized shares of UNC Preferred Stock, $1.00 par value per share, of which, on the Agreement Date (i) 250,000 shares of Series A Junior Participating Preferred Stock are authorized, none of which are issued, (ii) 250,000 shares of Series B Preferred Stock are authorized, issued and outstanding, and (iii) 250,000 shares of Series C Senior Cumulative Preferred Stock are authorized, none of which are issued; and (b) 50,000,000 authorized shares of UNC Common Stock, of which, as at December 31, 1996 (i) 18,276,681 shares of UNC Common Stock are issued and outstanding, (ii) 486,500 shares of UNC Common Stock are held in treasury, (iii) shares of UNC Common Stock are reserved for issuance pursuant to outstanding Stock Options granted under UNC Stock Option Plans as described in Schedule 5.2 and (iv) an aggregate of 3,571,429 shares of UNC Common Stock are reserved for issuance upon conversion of UNC Series B Preferred Stock. All shares of capital stock of UNC which are outstanding as of the date hereof and which are reserved for issuance pursuant to UNC Preferred Stock and UNC Stock Options, are duly authorized, and are, or when issued will be, validly issued, fully paid and nonassessable, and are, or when issued will not be, not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Schedule 5.2 and in this Section 5.2, there are no shares of capital stock of UNC authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating UNC or any UNC Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of UNC or any UNC Subsidiary or obligating UNC or any UNC Subsidiary to grant, extend or enter into any such agreement or commitment. UNC has not, since December 31, 1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the UNC Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on Schedule 5.2, there are no outstanding options, warrants, subscriptions, conversion or exchange rights, agreements, claims, commitments, or other rights to purchase or acquire any capital stock of UNC or any of the other UNC Companies, and there are no Contracts pursuant to which UNC or any of the other UNC Companies is bound to sell or issue any shares of its capital stock, nor are there any Contracts obligating UNC or any of the other UNC Companies to enter into or grant any such securities or rights. All outstanding shares of UNC Common Stock are duly listed for trading on the NYSE.

            (c) Set forth in Schedule 1.84 is the name, percentage ownership and jurisdiction of incorporation of each UNC or any UNC Subsidiary. All the outstanding shares of capital stock of each UNC Subsidiary have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. All outstanding shares of capital stock of UNC Subsidiaries are owned, directly or indirectly, by UNC, and, except as disclosed in Schedule 1.84 or in the UNC Financial Statements, are owned free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for UNC Subsidiaries, UNC does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other entity or have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity, other than as disclosed on Schedule 5.2 or Schedule 1.53B.

      Section 5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by UNC are within the corporate power of UNC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of UNC and no other corporate proceedings on the part of UNC are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval of the Certificate of Merger by a majority of the outstanding shares of UNC Common Stock and UNC Series B Preferred Stock at the UNC Stockholders Meeting). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by UNC and (assuming the due authorization, execution and delivery hereof and thereof by Greenwich) constitute or will constitute valid and binding agreements of UNC, enforceable against UNC in accordance with their respective terms, except to the extent that enforceability may be governed by equitable principles, applicable bankruptcy laws, and other rights affecting creditors generally.

      Section 5.4. Consents and Approvals: No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, and any applicable filings under state securities, "Blue Sky" or takeover laws,
(ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed in Schedule 5.4, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by UNC or for the consummation by UNC of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence and the other provisions of this Agreement have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by UNC will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents of any of the UNC Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the UNC Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the UNC Companies is a party or by which it or any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the UNC Companies or any of their properties or assets except, in the case of subsections (ii) or
(iii) above, for violations, breaches or defaults that would not have a UNC Material Adverse Effect and that will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 5.5. Reports and Financial Statements.

            (a) The UNC SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

            (b) Each of the balance sheets (including the related notes and schedules) included in the UNC SEC Reports fairly presented the consolidated financial position of the UNC Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the UNC Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the UNC SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements.

            (c) Except for UNC, none of the UNC Companies is required to file any forms, reports or other documents with the SEC, Nasdaq, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. UNC has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

            (d) The balance sheet as of December 31, 1996 included in the UNC 1996 Management Statements fairly presents the consolidated financial position of the UNC Companies as of that date and the other related financial statements included therein fairly present the results of operations and cash flows of the UNC Companies for the year then ended. The UNC 1996 Management Statements have been prepared in accordance with GAAP consistently applied during the period presented.

            (e) The balance sheet (including the related notes and schedules) included in the Audited 1996 Statements will, when issued, fairly present the consolidated financial position of the UNC Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein will fairly present the results of operations and cash flows of the UNC Companies for the respective fiscal periods or as of the respective dates set forth therein. The Audited 1996 Statements (including the related notes and schedules) will, when issued, (i) comply as to form with the applicable accounting requirements and rules and regulations of the SEC,
(ii) will have been prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein, and (iii) will not, except as set forth in Schedule 5.5, differ materially from the UNC 1996 Management Statements.

      Section 5.6. Absence of Certain Events. Except as set forth in the UNC SEC Reports filed before the date of this Agreement or as otherwise specifically disclosed in Schedule 5.6, none of the UNC Companies has suffered any change in its business, financial condition, results of operations or prospects that has had or will have a UNC Material Adverse Effect upon the UNC Companies. Except as disclosed in the UNC SEC Reports or in Schedule 5.6, or as otherwise specifically contemplated by this Agreement, there has not been: (i) any entry into any agreement or understanding or any amendment of any agreement or understanding between any of the UNC Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment of any such director, officer employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by any of the UNC Companies to any of their respective directors, officers or employees (except, in each case, in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee;
(ii) any labor dispute that has had or is expected to have a UNC Material Adverse Effect; (iii) any entry by any of the UNC Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the UNC Companies) other than in the ordinary and usual course of business; (iv) any change in the accounting policies or practices of UNC; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a UNC Material Adverse Effect; or (vi) any agreement to do any of the foregoing.

      Section 5.7. UNC Proxy Statement. None of the information with respect to the UNC Companies to be included in the UNC Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the UNC Proxy Statement or any amendments thereof or supplements thereto and at the time of the UNC Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The UNC Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by UNC with respect to information supplied by Greenwich or any affiliate of Greenwich for inclusion in the UNC Proxy Statement.

      Section 5.8. Litigation. There is no action, suit, proceeding or, to the Knowledge of UNC, investigation pending or, to the Knowledge of UNC, threatened against or relating to any of the UNC Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of UNC, to have a UNC Material Adverse Effect upon the UNC Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. To its Knowledge, UNC has furnished to Greenwich, copies of all attorneys' audit letters, and has furnished will upon request furnish to Greenwich such other documents available to UNC as may be requested by Greenwich in respect of pending litigation affecting the UNC Companies.

      Section 5.9. Title to and Sufficiency of Assets.

            (a) As of the date hereof the UNC Companies own, and as of the Effective Time the UNC Companies will own, good and marketable title to all of their assets constituting personal property which is material to any of the UNC Subsidiaries or any UNC Business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed in UNC Financial Statements or in Schedule 5.9. Such assets, together with all assets held by the UNC Companies under leases, include all tangible and intangible personal property, Contracts and rights necessary or required for the operation of the UNC Businesses by the UNC Companies in accordance with past practice.

            (b) As of the date hereof the UNC Companies own, and as of the Effective Time the UNC Companies will own, good and marketable title to all of their Real Estate which is material to any of the UNC Subsidiaries or any UNC Business (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed in UNC Financial Statements or in Schedule 5.9. Such Real Estate assets, together with all Real Estate assets held by the UNC Companies under leases, are adequate for the operation of the UNC Businesses by the UNC Companies as presently conducted. The leases to all Real Estate occupied by UNC which is material to the operation of the UNC Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by any of the UNC Companies or, to the Knowledge of UNC, any other Person who is a party signatory thereto.

      Section 5.10. Contracts.

            (a) Before the Agreement Date UNC has provided Greenwich with access to, and upon Greenwich's request UNC shall at all times subsequent to the Agreement Date furnish Greenwich with true and correct copies of, all of the Contracts to which any UNC Company is a party that constitute: (i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities; (vi) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vii) an agreement limiting in any material respect the ability of any UNC Company to compete in any line of business or with any person; (viii) a customer supply or services agreement to which any of the UNC Companies is a party or by which any of the UNC Companies is bound pursuant to which the total amount payable (or reasonably expected to be payable) to the UNC Companies in any calendar year exceeds $250,000 (a "Material Customer Agreement"); (ix) an employment or consulting agreement to which any of the UNC Companies is a party or by which any of the UNC Companies is bound; and
(x) any other agreement involving an amount over its term in excess of $250,000 (collectively, a "UNC Material Contract"). In addition to the UNC Material Contracts, UNC shall furnish Greenwich with true and complete copies of all other Contracts which Greenwich shall reasonably request.

            (b) With respect to UNC Material Contracts, except where a breach of the warranties contained in this Section 5.10 would not have a UNC Material Adverse Effect: (i) the UNC Companies have performed and, to the Knowledge of UNC, every other party has performed, each material term, covenant and condition of each of the Material Contracts to which any UNC Company is a party that is to be performed by any of them at or before the date hereof, (ii) all of such UNC Material Contracts are in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by UNC or applicable UNC Subsidiary party thereto which would entitle the other Person who is a signatory to such UNC Material Contract to terminate the same or declare a default or event of default thereunder; (iii) neither UNC or any UNC Subsidiary has UNC Knowledge of that the other Person to any such Material Contract intends to terminate or amend such UNC Material Contract in any respect, (iv) UNC or the applicable UNC Subsidiary party to such UNC Material Contract maintain good business relationships with the other Person to such UNC Material Contract, and (v) UNC or the applicable UNC Subsidiary party to such UNC Material Contract has no reason to believe that the other Person to any such UNC Material Contract does not intend to continue to conduct business with UNC or such UNC Subsidiary upon the expiration of the stated term of such UNC Material Contract.

      Section 5.11. Labor Matters.

            (a) Except as set forth in Schedule 5.11, with respect to employees of the UNC Companies: (i) to the Knowledge of UNC, no senior executive, key employee or group of employees has any plans to terminate employment with any of the UNC Companies; (ii) there is no unfair labor practice charge or complaint against any UNC Company pending or, to the Knowledge of UNC, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority, (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of UNC, no claims therefor have been threatened; (v) the consummation of the Merger and related transactions contemplated by this Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any of such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of UNC, proposed or threatened against any UNC Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

            (b) Except as identified in Schedule 5.11, no UNC Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no UNC Company has recognized any labor organization as the collective bargaining representative of any of its employees.

      Section 5.12. Employee Benefit Plans.

            (a) Schedule 5.12 sets forth a true and complete list of each Employee Plan within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of any of the UNC Companies or any ERISA Affiliate.. Schedule 5.12 sets forth each of the Employee Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (the "ERISA Plans").

            (b) With respect to each Employee Plan, UNC has heretofore delivered or will deliver to Greenwich upon request true and complete copies of each of the following documents:

                  (i) a copy thereof;

                  (ii) a copy of the most recent annual report and actuarial report, if required under ERISA and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

                  (iii) a copy of the most recent Summary Employee Plan Description required under ERISA with respect thereto;

                  (iv) if the Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                  (v) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 of the Code.

            (c) Except as set forth in Schedule 5.12, no Employee Plan (or other employee benefit plan, program, agreement or arrangement to which UNC, any UNC Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date) is subject to Title IV of ERISA.

            (d) Except as set forth in Schedule 5.12, neither UNC, any UNC Subsidiary nor any ERISA Affiliate, any ERISA Plan, nor any trust created thereunder, nor, to UNC's Knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which UNC, any UNC Subsidiary nor any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, which, in either case, if sustained would have a UNC Material Adverse Effect.

            (e) Except as set forth in Schedule 5.12, no ERISA Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

            (f) Except as set forth in Schedule 5.12, no ERISA Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

            (g) Except as set forth in Schedule 5.12, each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

            (h) Except as set forth in Schedule 5.12, each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under
Section 501(a) of the Code.

            (i) Except as set forth in Schedule 5.12, no Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of UNC or an ERISA Affiliate their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

            (j) Except as set forth in Schedule 5.12, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of UNC, any UNC Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, whether pursuant to any Employee Plan or any employment agreement with such existing or former officer or employee of UNC, any UNC Subsidiary or any ERISA Affiliate.

            (k) Except as set forth in Schedule 5.12, there are no pending, or to UNC's Knowledge, threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

      Section 5.13. Tax Matters.

            (a) Definitions. As used in this Agreement:

                  (i) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

                  (ii) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

            (b) Representations. Except for representations and warranties made with respect to federal and state income Taxes, all representations and warranties made in this Section 5.13(b) with respect to Taxes are made to the best Knowledge of UNC. Subject to the foregoing, and except as set forth in
Schedule 5.13:

                  (i) Filing of Tax Returns. UNC and each of UNC Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                  (ii) Payment of Taxes. UNC and each of UNC Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

                  (iii) Tax Liens. There are no tax liens upon the assets of UNC or of any of UNC Subsidiaries except for statutory liens for current Taxes not yet due.

                  (iv) Withholding Taxes. UNC and each of UNC Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

                  (v) Extensions of Time for Filing. Neither UNC nor any of UNC Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                  (vi) Waivers of Statute of Limitations. Neither UNC nor any of UNC Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                  (vii) No Deficiencies. The statute of limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of UNC and of each of UNC Subsidiaries or such income Tax Returns have been examined by the Internal Revenue Service for all periods. No deficiency for any income Taxes has been proposed, asserted or assessed against UNC or any of UNC Subsidiaries which has not been resolved and paid in full. There are no deficiencies for state income Taxes which individually, or in the aggregate, would have a UNC Material Adverse Effect.

                  (viii) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UNC or any of UNC Subsidiaries.

                  (ix) Powers of Attorney. No power of attorney currently in force has been granted by UNC or any of UNC Subsidiaries concerning any Taxes or Tax Returns.

                  (x) Tax Rulings. Neither UNC nor any of UNC Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a UNC Material Adverse Effect.

                  (xi) Tax Sharing Agreements. Neither UNC nor any UNC Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns.

      Section 5.14. Insurance and Reinsurance. Schedule 5.14 sets forth all insurance and reinsurance policies relating to UNC and any UNC Subsidiary. UNC and each UNC Subsidiary has given any and all notices and made any and all payments required to maintain such policies in full force and effect. Except as set forth in Schedule 5.14: neither UNC nor any UNC Subsidiary has received notice of default under any such policy, and has not received written notice or, to the knowledge of UNC or any UNC Subsidiary, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

      Section 5.15. Officers' and Directors' Liability Insurance. UNC has heretofore delivered to Greenwich a copy of its officers' and directors' liability insurance policy.

      Section 5.16. Compliance with Law. The conduct of the UNC Businesses of the UNC Companies and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a UNC Material Adverse Effect.

      Section 5.17. Environmental Matters. The conduct of the UNC Businesses of the UNC Companies, and their ownership, use or occupancy of any properties for which the UNC Companies have liability under Environmental Laws, does not violate or conflict, and has not violated or conflicted, with any Environmental Law, which violation or conflict could have a UNC Material Adverse Effect.

      Section 5.18. Transactions With Affiliates. For purposes of this Section, the term "Affiliate" means (a) any holder of 2% or more of the voting securities of UNC, (b) any director, officer or senior executive of the UNC Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the UNC Companies or (d) any member of the immediate family of any of such persons. Except as set forth in Schedule 5.18 or in the UNC SEC Reports, since December 31, 1995, the UNC Companies have not, in the ordinary course of business or otherwise, (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of the UNC Companies), (c) entered into or modified in any manner any Contract with, or (d) borrowed any money from, or made or forgiven any loan or other advance (other than expense or similar advances made in the ordinary course of business) to, any Affiliate.. Except as set forth in Schedule 5.18 or in the UNC SEC Reports,
(a) the Contracts of the UNC Companies do not include any material obligation or commitment between any of the UNC Companies and any Affiliate, the assets of the UNC Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the UNC Companies and (c) the liabilities of the UNC Companies do not include any payable or other obligation or commitment from any of the UNC Companies to any Affiliate.. To the Knowledge of UNC and except as set forth in Schedule 5.18 or in the UNC SEC Reports, no Affiliate of any of the UNC Companies is a party to any Contract with any customer or supplier of UNC that affects in any material manner the business, financial condition or results of operation of any of the UNC Companies.

      Section 5.19. Fees and Expenses of Brokers and Others. None of the UNC Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that UNC has engaged J.P. Morgan and Fieldstone Partners ("Fieldstone") to represent it in connection with such transactions, and shall pay all of J.P. Morgan's and Fieldstone's fees and expenses in connection with such engagement, up to a maximum amount of fees not to exceed $4.0 million in the aggregate. Greenwich shall have no responsibility for any of such fees or expenses.

      Section 5.20. Accuracy of Information. Neither this Agreement nor any other document provided by the UNC Companies or their employees or agents to Greenwich in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

      Section 5.21. Absence of Undisclosed Liabilities. None of the UNC Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unassorted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of UNC prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of UNC as of September 30, 1996, included in the UNC SEC Reports or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a UNC Material Adverse Effect. None of the UNC Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which will have a UNC Material Adverse Effect.

      Section 5.22. Opinion of Financial Advisor. UNC has received the oral opinion of J.P.Morgan dated March 9, 1997, to the effect that the Merger Consideration and other transactions contemplated by this Agreement are fair to the stockholders of UNC from a financial point of view and a written opinion to that effect will be delivered to UNC not later than March 14, 1997.

      Section 5.23. DGCL Section 203. UNC has approved the Merger and the transactions contemplated hereby so as to cause: (i) the restrictions on business combinations with interested stockholders set forth in section 203 of the DGCL to be inapplicable to Greenwich, Merger Sub, the Merger and the transactions contemplated hereby and (ii) any other applicable anti-takeover statute or other applicable statute prohibiting or restricting business combinations to be inapplicable to Greenwich, Merger Sub, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

      Section 6.1. Conduct of the Businesses of UNC and Greenwich.

            (a) UNC Companies. Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the UNC Companies will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and will use their best efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensers, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this

Agreement, before the Effective Time, none of the UNC Companies will, without the prior written consent of Greenwich:

                  (i) amend its Articles or Certificate of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

                  (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, including, without limitation, any additional shares of UNC Common Stock or shares of UNC Preferred Stock, except as may be required by the existing terms of the Series B Preferred Stock Agreement, any UNC Employee Plan, or any issued and outstanding UNC Stock Options disclosed pursuant to this Agreement;

                  (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships;

                  (iv) (A) except in the ordinary course of business, incur or assume any Indebtedness not currently outstanding (provided, that except for additional advances used for general working capital purposes which are currently permitted under existing senior secured lines of credit, UNC shall not incur any additional Indebtedness for money borrowed), (B)except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, other than a Subsidiary or Partnership, (C) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees and non-affiliated customers in accordance with past practice), (D) except in the ordinary course of business, enter into any Material Contract, or alter, amend, modify or exercise any option under any existing Material Contract, (E) enter into any other Contract, or alter, amend, modify or exercise any option under any existing Contract (other than a Material Contract), except in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or (F) make or commit to any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $1.0 million, except for capital expenditures (x) required to be made under Contracts entered into before the Agreement Date, and
(y) which are reflected in the 1997 UNC capital budget previously furnished to Greenwich and (z) which are legally required to be made under such Contracts;

                  (v) enter into, adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, consulting, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract to do any of the foregoing (except, in each of the above instances, for normal increases or other payments in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense; provided, that UNC shall give Greenwich 72 hours notice before effecting any change in compensation for any employee whose current annual base compensation equals or exceeds $100,000, even if Greenwich's approval shall not be required hereunder);

                  (vi) except as otherwise permitted in this Section 6.1, acquire, sell, lease or dispose of any Real Estate or other material assets, other than inventory in the ordinary course of business;

                  (vii) accelerate the collection of accounts receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

                  (viii) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (ix) except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unassorted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in UNC's most recent quarterly or annual financial statements or incurred in the ordinary course of business since the date thereof; or

                  (x) hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under UNC's bylaws or the DGCL;

                  (xi) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

                  (xii) agree in writing or otherwise to take any of the foregoing actions.

            (b) Greenwich. Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time Greenwich hereby agrees to conduct its operations as required pursuant to the terms of its covenants and agreements under the GE-Greenwich Merger Agreement.

            (c) Provision of UNC Information. UNC agrees that, during the period from the Agreement Date to the Effective Time: (i) UNC will cause its representatives to meet, upon request, with representatives of Greenwich to discuss its operations and business prospects; (ii) UNC will provide Greenwich and its representatives full and prompt access to all financial statements, accounting work papers, documents, agreements, and other instruments which may be reasonably requested, and (iii) UNC will promptly advise Greenwich of the occurrence of any UNC Material Adverse Effect with respect to the UNC Companies.

      Section 6.2. No Solicitation. UNC agrees that it shall not, after the date hereof and before the Effective Time, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, any UNC Company or any business combination involving any UNC Company or, except to the extent required by fiduciary obligations under applicable Law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. UNC shall promptly advise Greenwich if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform Greenwich of all the terms and conditions thereof, and shall furnish to Greenwich copies of any such written proposal or offer and the contents of any communications in response thereto. UNC shall not waive any provisions of any "standstill" agreements between UNC and any party, except to the extent that such waiver is, as advised by counsel, required by fiduciary obligations under applicable Law.

      Section 6.3. The UNC Proxy Statement.

            (a) UNC shall, as soon as practicable following the execution of this Agreement, file with the SEC a draft of the UNC Proxy Statement (in a form mutually acceptable to UNC and Greenwich) as preliminary proxy materials under the Exchange Act, and shall seek confidential treatment with respect thereto, and Greenwich shall cooperate with UNC in preparing such proxy materials. UNC shall respond promptly to any comments made by the SEC with respect thereto, and Greenwich shall cooperate with UNC in preparing such responses.

            (b) Upon resolution of any SEC comments with respect to the draft UNC Proxy Statement, or at such other time as may be mutually determined by the parties hereto, Greenwich and UNC shall each use their respective best efforts to cause the UNC Proxy Statement to be approved by the SEC under the Exchange Act as soon as practicable, and UNC shall cause the UNC Proxy Statement to be mailed to its stockholders at the earliest practicable time after approval of the same by the SEC; provided, however, that UNC will not file any amendment or supplement to the UNC Proxy Statement without first furnishing to Greenwich a copy thereof for review and will not file any such proposed amendment or supplement to which Greenwich shall reasonably and promptly object.

            (c) If, at any time when the UNC Proxy Statement is required to be delivered to the stockholders of UNC under the Exchange Act, any event occurs as a result of which either the UNC Proxy Statement as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend the UNC Proxy Statement or to supplement such Proxy Statement in order to comply with the Exchange Act or the rules thereunder, UNC shall prepare and file with the SEC an amendment or supplement that will correct such statement or omission or effect such compliance, and Greenwich shall cooperate with UNC in preparing such amendment or supplement.

      Section 6.4. Access to Information: Confidentiality Agreements.

            (a) Between the date of this Agreement and the Effective Time, the parties hereto will give one another and their authorized representatives reasonable access during normal business hours to all plants, offices, and other facilities and to all books and records of one another, will permit one another to make such inspections as each may reasonably request and will cause their officers and those of their Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested. Subject to Section 6.7, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

            (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the stockholders of Greenwich and UNC pursuant to the UNC Proxy Statement and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 11.1.

            (c) Notwithstanding anything to the contrary contained in this
Section 6.4 or in the Confidentiality Agreement, each of UNC and Greenwich hereby agrees to furnish to GE and its designated representatives all data, financial statements, projections, contracts, agreements, instruments, writings and other materials concerning the UNC Businesses and the Greenwich Businesses, and to permit representatives of GE full and complete access to the personnel and facilities of each of the UNC Businesses and Greenwich Businesses, to enable GE to verify the accuracy of the representations and warranties of UNC contained in this Agreement and of Greenwich contained in the GE-Greenwich Merger Agreement, subject to the respective provisions of the Confidentiality Agreement and the confidentiality agreement dated March 4, 1997 between Greenwich and GE.

      Section 6.5. Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and the GE-Greenwich Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers directors of each party to this Agreement shall take all such necessary action. Greenwich and UNC shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

      Section 6.6. Consents. UNC and Greenwich shall each use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and the GE-Greenwich Merger Agreement.

      Section 6.7. Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof UNC and Greenwich will consult with each other and with GE before issuing any additional press release or otherwise making any additional public statement with respect to this Agreement, the Certificate of Merger, the Merger, the GE-Greenwich Merger Agreement, the GE/Greenwich Merger or the transactions contemplated herein or therein and shall not issue any such press release or make any such public statement before such consultation or as to which the other party or GE promptly and reasonably objects, except as may be required by Law in the written opinion of such party's or GE's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

      Section 6.8. [Intentionally omitted]

      Section 6.9. Indemnification: Insurance.

            (a) Except as may be limited by applicable Law, from the Effective Time and for a period of seven (7) years thereafter, Greenwich shall cause the Surviving Corporation to maintain all rights of indemnification existing in favor of the directors and officers of UNC on terms no less favorable than those provided in the certificate of incorporation and bylaws of UNC on the date of this Agreement with respect to matters occurring before the Effective Time.

            (b) Greenwich shall cause to be maintained in effect for three (3) years from the Effective Time the current policies for directors' and officers' liability insurance maintained by UNC (provided that Greenwich may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less advantageous) with respect to matters occurring before the Effective Time, to the extent such insurance is available to Greenwich in the market.

            (c) Greenwich hereby agrees to guarantee the performance by Merger Sub of its obligations under this Section 6.9.

      Section 6.10. Board of Directors Approval. UNC agrees that the UNC Board of Directors will recommend that its stockholders adopt this Agreement and approve the Merger unless advised in writing by its counsel that such recommendation will constitute a violation of its fiduciary duties to its stockholders.

      Section 6.11. UNC Stock Options. UNC agrees not to grant any further Stock Options following the Agreement Date through and including the Effective Time of the Merger.

      Section 6.12. Best Efforts, etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any insurance department, governmental, regulatory or public body or authority which are necessary or, in the judgment of the parties, desirable in connection with the transactions contemplated by this Agreement.

      Section 6.13. HSR Act. UNC and Greenwich shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

      Section 6.14. Interim Financials. Prior to the Effective Time, UNC will deliver to Greenwich as soon as available but in no event later than 30 days after the end of any fiscal quarter, a consolidated statement of financial position of UNC and its Subsidiaries as at the last day of such fiscal quarter and the consolidated statements of income and changes in financial position of such party and its Subsidiaries for the fiscal period then ended (which statements may be unaudited) prepared in conformity with the requirements of Form 10-Q under the Exchange Act.

      Section 6.15. Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Articles VII, VIII or IX hereof.

      Section 6.16. Rights Agreement. The UNC Board of Directors will take all necessary action (including, but not limited to redemption) so that, as of the Effective Time, (i) the Rights Agreement dated as of September 25, 1987, between UNC and Manufacturers Hanover Trust Company, as amended on May 16, 1996, in respect of the potential issuance of Series A Preferred Stock (the "Rights Agreement") will be terminated and none of Greenwich, GE, or any of their respective Affiliates will be deemed to be an "Acquiring Person" or an "Adverse

Person" (as such terms are defined in the Rights Agreement) for purposes thereof, and (ii) a "Distribution Date" (as such term is defined in the Rights Agreement) shall not occur by virtue of the Merger or the GE-Greenwich Merger Agreement. UNC will take any and all action reasonably requested by Greenwich to ensure and confirm that UNC, Greenwich, and their respective Affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Merger.

      Section 6.17. Reversion to Prior Agreement. If the Greenwich-GE Merger shall have been terminated for any reason (i) Greenwich shall promptly notify UNC of such termination, and (ii) this Agreement shall be automatically deemed, without any action by any party hereto, to be further amended, restated and modified, so that all of the terms and conditions set forth in the Prior Agreement shall, for all purposes, be deemed to be the terms and conditions of this Agreement; provided, however, that the term "Outside Effective Time" shall be amended to mean the date that is 120 days from the date of the notice delivered by Greenwich to UNC pursuant to this Section 6.17; and provided further that (A) the term "UNC Common Stock Equivalents" shall be deemed to include any shares of UNC Common Stock issuable upon conversion of the 7-1/2% UNC Convertible Debentures and (B) the provisions of Section 2.1(g) herein shall be deemed to be incorporated by reference in the Prior Agreement. Each of Greenwich and UNC shall thereafter take all actions necessary, including, without limitation, the execution and delivery of applicable agreements, to implement the intent of this Section 6.17.

      Section 6.18. Amendment of GE-Greenwich Merger Agreement. Without the prior written consent of UNC, Greenwich shall not consent to any amendment of, or otherwise waive the benefit of, Sections $.01, 6.06, or 8.01(b) of the GE-Greenwich Merger Agreement, agree to terminate the GE-Greenwich Merger Agreement (pursuant to Section 8.01 of the GE-Greenwich Merger Agreement or otherwise), or otherwise modify or amend the GE-Greenwich Merger Agreement in any respect that could materially impair or adversely affect the rights or benefits inuring (directly or indirectly) thereunder to any of the UNC Companies or their officers, or stockholders. Greenwich further agrees to cooperate and consult with UNC with respect to, and otherwise keep UNC informed of developments relating to, satisfaction of the conditions to consummation of the GE/Greenwich Merger.

                                   ARTICLE VII
                 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

      The respective obligation of each party to consummate the Merger is subject to the satisfaction at or before the Effective Time of the following conditions precedent:

      Section 7.1. Greenwich Stockholder Approval. The transactions contemplated by the GE-Greenwich Merger Agreement shall have been approved by the affirmative vote of the holders of Greenwich Class A Stock at a special stockholders' meeting of Greenwich by the requisite vote in accordance with the DGCL;

      Section 7.2. UNC Stockholder Approval. The transactions contemplated by this Agreement shall have been approved, and this Agreement shall have been adopted, by the affirmative vote of the holders of a majority of the outstanding shares of UNC Common Stock at the UNC Stockholders' Meeting;

      Section 7.3. Absence of Order. No order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the Merger or the GE/Greenwich Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed;

      Section 7.4. Certain Approvals. Any waiting period applicable to the Merger and the GE/Greenwich Merger under the HSR Act shall have terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made;

      Section 7.5. Other Consents and Approvals. All other necessary and material governmental, regulatory, stockholder and third party lender, customer or other clearances, consents, licenses or approvals shall have been received.

                                  ARTICLE VIII
            CONDITIONS TO THE OBLIGATIONS OF GREENWICH AND MERGER SUB

      Each and every obligation of Greenwich and Merger Sub under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived by Greenwich and Merger Sub as provided herein except as otherwise provided by law.

      Section 8.1. Representations and Warranties True. The representations and warranties of UNC contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, and at the Closing UNC shall have delivered to Greenwich a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of UNC.

      Section 8.2. UNC's Performance. Each of the obligations of UNC to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects by the Closing Date, including all covenants and agreements of UNC set forth in Article V and
Article VI hereof, and at the Closing UNC shall have delivered to Greenwich a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of UNC.

      Section 8.3. Resignation. As at the Effective Time, Dan A. Colussy shall tender his resignation as Chairman and Chief Executive Officer of UNC. Such resignation, however, shall not in any way limit or affect Dan A. Colussy's right to receive his allocable payments contemplated by Section 9.4 and Section 2.2(e).

      Section 8.4. Certificates. UNC shall have furnished Greenwich with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Greenwich.

      Section 8.5. SERP Termination. Subject to the satisfaction of Section 9.3, on or before the Closing Date UNC shall have terminated, effective as of the Agreement Date, any further obligations it has or may have had in connection with any supplemental executive retirement plans, other than obligations that have vested as of the Agreement Date.

      Section 8.6. Consummation of the GE/Greenwich Merger. All conditions to the consummation of the GE/Greenwich shall have been satisfied or waived.

                                   ARTICLE IX
                      CONDITIONS TO THE OBLIGATIONS OF UNC

      Each and every obligation of UNC under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived by UNC as provided herein except as otherwise provided by law:

      Section 9.1. Representations and Warranties True. The representations and warranties of Greenwich and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, and at the Closing, Greenwich and Merger Sub shall have each delivered to UNC a certificate to that effect signed by the Chief Executive Officer the principal financial officer of Greenwich.

      Section 9.2. Greenwich's and Merger Sub's Performance. Each of the obligations of Greenwich and Merger Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing Date and at the Closing, Greenwich and Merger Sub shall have each delivered to UNC a certificate to that effect signed by the Chief Executive Officer and principal financial officer of Greenwich.

      Section 9.3. Certificates. Greenwich shall have furnished UNC with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by UNC.

      Section 9.4. Modification and Assumption of SERP/CIC Payments. On or before the Closing Date, Greenwich shall have paid the amounts necessary to fund supplemental executive retirement plan and change-in-control payment obligations of the UNC Companies as of the

Closing Date. Notwithstanding the foregoing, promptly after the date of this Agreement but before the mailing of the UNC Proxy Statement, UNC and Greenwich shall consult with GE and UNC and Greenwich shall use their best efforts to obtain the consent of the employees who are parties thereto to amend and restructure the existing compensation arrangements applicable to such employees so that, to the extent possible, no "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) are made and no remuneration for which a deduction would be disallowed by reason of the application of Section 162(m) of the Code is paid to such employees and that each such employee is afforded alternative compensation arrangements of substantially equivalent value; provided, however, that obtaining such consent shall not be a condition to the obligations of Greenwich, Merger Sub, or UNC under this Agreement.


                                   ARTICLE X
                                    CLOSING

      Section 10.1. Time and Place. A closing ("Closing") shall take place to confirm the satisfaction or waiver of the conditions to Closing contained in Articles VII, VIII and IX at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, PA, 153 East 53rd Street, New York, New York, at 1:00 P.M., local time, or at such other place, at such other time, or on such other date as the Greenwich and UNC may mutually agree upon for the Closing to take place.

                                   ARTICLE XI
                         TERMINATION; AMENDMENT; WAIVER

      Section 11.1. Termination. Notwithstanding adoption of this Agreement by stockholders of UNC and Greenwich, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

            (a) by the mutual consent of the Boards of Directors of Greenwich and UNC; or

            (b) by either Greenwich or UNC if the Merger shall not have been consummated on or before September 30, 1997 (the "Outside Effective Time"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose act or omission (which act or omission was solely within such party's control), shall have resulted in the Outside Effective Time's having passed without the Merger having been consummated; and provided further that Greenwich shall be deemed to have agreed to extend the Outside Effective Time as and to the extent that the outside date for consummation of the GE/Greenwich Merger may from time to time be extended; or

            (c) by either Greenwich or UNC, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

            (d) by Greenwich, if any of the following events have occurred:

                  (i) the Merger contemplated by this Agreement is voted upon by holders of UNC Common Stock at the UNC Stockholders' Meeting, and the votes are not sufficient to satisfy the condition set forth in Section 7.2; or

                  (ii) the UNC Board does not recommend in the UNC Proxy Statement that UNC's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby and thereby; or

                  (iii) after recommending in the UNC Proxy Statement that UNC's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby, the UNC Board withdraws, modifies or amends such recommendation in any respect materially adverse to Greenwich; or

                  (iv) if there shall occur a breach by UNC of any representation or warranty set forth in this Agreement, which breach has a UNC Material Adverse Effect and is within the actual knowledge of any Person listed in Schedule 1.46, or UNC shall breach any covenant or agreement contained in this Agreement which makes consummation of the transaction contemplated hereby either impossible or impracticable for Greenwich.

            (e) by UNC if, before the Effective Time, a Person or group makes a bona fide proposal with respect to the acquisition of all or substantially all of UNC's outstanding capital stock or assets, that the Board of Directors of UNC believes in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the stockholders of UNC than the proposal set forth in this Agreement (a "Superior Proposal"); provided that Greenwich does not (in its sole option) elect to make, within ten Business Days after receiving notice of such Superior Proposal, an offer that the Board of Directors of UNC believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the UNC stockholders as such Superior Proposal; or

            (f) by Greenwich, if there shall have occurred and shall be continuing a UNC Material Adverse Effect.

      Section 11.2. Effect of Termination. In the event of the termination of this Agreement and the Merger by either Greenwich or UNC, this Agreement shall become void and there shall be no liability hereunder on the part of Greenwich or UNC or their respective officers or directors except, in each case, as otherwise provided in Sections 11.3 and 12.1 hereof, which Sections shall survive any such termination and continue in effect thereafter.

      Section 11.3. Termination Payments and Expenses.


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

            (a) If this Agreement is terminated:

                  (i)   by Greenwich, pursuant to clauses (ii), (iii) or (iv) of
                        Section 11.1(d); or

                  (ii)  by UNC, pursuant to Section 11.1(e);

then UNC shall promptly pay to Greenwich the sum of $20 million.

            (b) Each party hereto acknowledges that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties hereto would enter into this Agreement. Accordingly, if any party hereto fails to pay any amounts pursuant to this Section 11.3, and, in order to obtain such payment, legal action is commenced which results in a judgment therefor, the liable party will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this Section 11.3 (computed from the date when such amounts were due and payable pursuant to this Section 11.3) and such costs (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. The parties' obligations pursuant to this Section 11.3 will survive any termination of this Agreement.

            (c) In the event that Greenwich shall terminate this Agreement by reason of any of the events specified in Section 11.1, none of the Greenwich Companies nor their Affiliates under this Agreement, or otherwise.

            (d) The remedies of Greenwich set forth in this Section 11.3 constitute full and complete liquidated damages and represent the sole and exclusive remedies at law of such party as a result of the termination of this Agreement pursuant to Section 11.3.

            (e) Nothing herein contained shall prevent a party otherwise entitled to seek specific performance of this Agreement from applying to and obtaining from a court of competent jurisdiction such equitable relief as such court may deem proper in the circumstances.

            (f) Except as provided in this Section 11.3, all costs and expenses incurred in connection with this Agreement shall be paid in accordance with
Section 12.1

                                   ARTICLE XII
                                  MISCELLANEOUS

      Section 12.1. Expenses. Except as provided in Section 11.3, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

      Section 12.2. No Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of UNC, Greenwich and Merger Sub contained herein or in any Exhibit or Schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger.

      Section 12.3. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute.a part of this Agreement.

      Section 12.4. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or 72 hours after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Greenwich, to:

                  Greenwich Air Services, Inc.
                  4590 NW 36th Street
                  Miami International Airport, Building 23
                  Miami, Florida 33122
                  Attention: Eugene P. Conese, Sr.,
                              Chairman and Chief Executive Officer
                  Telecopy: (305) 526-7005

with a copy to:   Greenberg Traurig Hoffman Rosen Lipoff & Quentel
                  153 East 53rd Street
                  New York, New York 10022
                  Attention:  Stephen A. Weiss, Esq.
                  Telecopy:  (212) 223-7161

            (b)   if to UNC, to:

                  UNC Incorporated
                  175 Admiral Cochrane Drive
                  Annapolis, Maryland 21401
                  Attention: Dan A. Colussy, Chairman and Chief Executive
                                             Officer
                  Telecopy: (41) 224-0439

with a copy to:   Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
                  One South Street
                  Baltimore, Maryland 21202


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

                  Attention: Michael L. Quinn, Esq.
                  Telecopy: (41) 332-8594

      Section 12.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor an of the rights, interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Greenwich may assign all of its rights, interests and obligations hereunder to GE or to any wholly owned subsidiary of GE, provided that such GE or such GE Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Such assignment may be effected by merging UNC with and into GE or such GE Subsidiary simultaneously with or subsequent to the Effective Time.

      Section 12.6. Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

      Section 12.7. Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by their respective Boards of Directors and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is, or whose stockholders are, entitled to the benefits thereof; provided, however, that after this Agreement is adopted by holders of UNC Common Stock, no such amendment or modification shall be made which would reduce the amount or change the type of consideration into which UNC Common Stock is to be converted as provided in this Agreement or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Greenwich and UNC by a person authorized to sign this Agreement.

      Section 12.8. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      Section 12.9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

      Section 12.10. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

      Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 12.12. Schedules to Prior Agreement. The Schedules to the Prior Agreement shall constitute and be deemed the Schedules to this Agreement.

      IN WITNESS WHEREOF, Greenwich, and UNC have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                   GREENWICH AIR SERVICES, INC.


                                   By: /s/ Eugene P. Conese
                                       -----------------------------------------
                                        Name:  Eugene P. Conese, Sr.
                                        Title: Chairman and Chief Executive
                                               Officer
ATTEST:

                                   CONDOR ACQUISITION CORP.


                                   By: /s/ Eugene P. Conese
                                       -----------------------------------------
                                       Name: Eugene P. Conese, Sr.
                                       Title: Chairman and Chief Executive
                                              Officer
ATTEST:

                                   UNC INCORPORATED


                                   By: /s/ Dan A. Colussy
                                       -----------------------------------------
                                       Name: Dan A. Colussy
                                       Title: Chairman and Chief Executive
                                              Officer
ATTEST:

                                  SCHEDULE 5.5

The Audited 1996 Statements reflect the following items not included in the UNC 1996 Management Statements:

      (a) $15 million receivable from CFC, the seller of the Garrett assets
      (b) $5 million payable to AlliedSignal Engines
      (c) $5 million writeoff of the Garrett computer system
      (d) $5 net reduction in goodwill
      (e) typical and customary year-end adjustments to deferred taxes


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